Exhibit 99.6

BIG 3 HOLDINGS, LLC AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS, SUPPLEMENTARY INFORMATION
AND INDEPENDENT AUDITOR'S REPORT
DECEMBER 31, 2018 AND 2017

BIG 3 HOLDINGS, LLC AND SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS, SUPPLEMENTARY INFORMATION
AND INDEPENDENT AUDITOR'S REPORT DECEMBER 31, 2018 AND 2017

TABLE OF CONTENTS

Page
INDEPENDENT AUDITOR'S REPORT	1 - 2

CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Balance Sheets	3
Consolidated Statements of Income	4
Consolidated Statements of Changes in Members' Equity	5
Consolidated Statements of Cash Flows	6
Notes to Consolidated Financial Statements	7 - 18

SUPPLEMENTARY INFORMATION
Consolidating Balance Sheet	19
Consolidating Statement of Income	20
Consolidated Schedule of EBITDA	21

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors Big 3 Holdings, LLC Centralia, Illinois

REPORT ON THE CONSOLIDATED FINANCIAL STATEMENTS

We have audited the accompanying consolidated financial statements of Big 3 Holdings, LLC and Subsidiaries (collectively, the "Company"), which comprise the consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of income, changes in members' equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

MANAGEMENT'S RESPONSIBILITY FOR THE CONSOLIDATED FINANCIAL STATEMENTS

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free of material misstatement, whether due to fraud or error.

AUDITOR'S RESPONSIBILITY

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also  includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

OPINION

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Big 3 Holdings, LLC and Subsidiaries as of December 31, 2018 and 2017, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

REPORT ON SUPPLEMENTARY INFORMATION
Our audits were conducted for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The supplementary information on pages 19 to 21 is presented for purposes of additional analysis and is not a required part of the consolidated financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the consolidated financial statements. The information has been subjected to the auditing procedures applied in the audits of the consolidated financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the consolidated financial statements or to the consolidated financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the consolidated financial statements as a whole.

/s/KraftCPA’s PLLC
Nashville, Tennessee April 29, 2019

BIG 3 HOLDINGS, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2018 AND 2017

	2018	2017
		(Restated)
ASSETS

CURRENT ASSETS Cash	$ 1,142,902	$ 684,451
Accounts receivable, net of allowance for doubtful accounts of $77,455 and $128,507 in 2018 and 2017, respectively	11,717,067	10,878,450
Inventories	4,436,109	4,829,659
Prepaid expenses	308,812	145,979
TOTAL CURRENT ASSETS	17,604,890	16,538,539
Property, plant and equipment, net of accumulated depreciation	12,804,089	13,283,030
Goodwill	10,142,205	10,142,205
Other intangible assets, net of accumulated amortization	3,975,481	4,776,027
Deposit on lease	43,500	43,500
TOTAL ASSETS	$ 44,570,165	$ 44,783,301

LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES
Line of credit	$ 4,089,815	$ 5,572,815
Current portion of senior term loans	3,254,566	2,445,000
Current portion of subordinated loans payable	375,000	575,000
Current portion of capital lease	109,771	104,689
Current portion of earnout payable	-	500,000
Accounts payable	4,039,957	4,299,280
Deferred revenue	1,358,565	915,692
Warranty reserve	184,963	183,262
Accrued expenses	896,062	959,167
Federal and state income taxes payable	23,721	1,007,823
TOTAL CURRENT LIABILITIES	14,332,420	16,562,728
Senior term loans, net of current portion and unamortized financing fees	7,288,472	10,441,873
Subordinated loans payable, net of current portion	5,265,000	5,265,000
Capital lease, net of current portion	330,099	439,905
Deferred income taxes	2,525,015	2,468,070
TOTAL LIABILITIES	29,741,006	35,177,576
MEMBERS' EQUITY	14,829,159	9,605,725
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 44,570,165	$ 44,783,301

BIG 3 HOLDINGS, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	2018	2017 (Restated)
SALES	$ 69,351,742	$ 61,331,366
COST OF GOODS SOLD	54,410,947	48,674,612
GROSS PROFIT	14,940,795	12,656,754
GENERAL AND ADMINISTRATIVE EXPENSES Salaries and wages	2,881,520	3,139,159
Commissions and bonuses	128,802	55,403
Employee benefits	634,885	694,189
Travel expenses	151,333	160,234
Legal and accounting fees	92,356	54,450
Consulting fees	130,530	98,478
Taxes and licenses	122,082	160,551
Repairs and maintenance	3,176	12,163
Utilities	40,553	45,138
Office expenses	141,136	108,872
Selling and marketing	83,236	37,324
Rental	72,540	69,420
Management fees	666,230	679,654
Amortization	800,546	863,046
Bad debt expense	-	29,312
Other general and administrative expenses	123,854	94,849
TOTAL GENERAL AND ADMINISTRATIVE EXPENSES	6,072,779	6,302,242
INCOME FROM OPERATIONS	8,868,016	6,354,512
OTHER INCOME (EXPENSE) Interest expense	(1,678,347)	(1,698,755)
Loss on disposal of property and equipment	-	(733)
Interest income	233	-
Acquisition costs	(373,636)	-
Tax consulting fees	(178,852)	-
Insurance proceeds on machine fire	369,000	-
TOTAL OTHER INCOME (EXPENSE)	(1,861,602)	(1,699,488)
INCOME BEFORE INCOME TAXES	7,006,414	4,655,024
INCOME TAX EXPENSE	609,983	686,572
NET INCOME	$ 6,396,431	$ 3,968,452

BIG 3 HOLDINGS, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' EQUITY FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

Balance - December 31, 2016, as previously reported	$ 9,037,089
Impact of restatement - Note 16	(3,212,618)
Balance - December 31, 2016, as restated	5,824,471
Purchase of 11,224.50 shares of Class A units	(187,198)
Net income, as restated	3,968,452
Balance - December 31, 2017, as restated	9,605,725
Distributions from Big 3 Holdings, LLC to members	(1,172,997)
Net income	6,396,431
Balance - December 31, 2018	$ 14,829,159

See accompanying notes to consolidated financial statements.

   BIG 3 HOLDINGS, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	2018	2017 (Restated)
OPERATING ACTIVITIES Net income	$ 6,396,431	$ 3,968,452
Adjustments to reconcile net income to net cash provided by operating activities: Provision for bad debts	-	29,312
Depreciation	1,251,789	1,125,724
Amortization	906,175	968,675
Deferred income taxes	56,945	(972,934)
Loss on sale of property and equipment	-	733
(Increase) decrease in: Accounts receivable	(838,617)	(1,599,041)
Inventories	393,550	(1,806,613)
Prepaid expenses	(162,833)	25,563
Federal and state income taxes receivable	-	114,230
Increase (decrease) in: Accounts payable	(259,323)	1,081,222
Deferred revenue	442,873	89,075
Warranty reserve	1,701	5,365
Accrued expenses	(63,105)	320,799
Federal and state income taxes payable	(984,102)	1,007,823
TOTAL ADJUSTMENTS	745,053	389,933
NET CASH PROVIDED BY OPERATING ACTIVITIES	7,141,484	4,358,385
INVESTING ACTIVITIES Acquisition of property and equipment	(772,848)	(409,765)
Proceeds from sale of property and equipment	-	1,500
NET CASH USED IN INVESTING ACTIVITIES	(772,848)	(408,265)
FINANCING ACTIVITIES Net change in line of credit	(1,483,000)	(374,437)
Payments on senior term loans	(2,449,464)	(2,244,551)
Payment on subordinated loans payable	(700,000)	(360,000)
Payment on earnout payable	-	(500,000)
Payments on capital leases	(104,724)	(25,406)
Distributions from Big 3 Holdings, LLC to members	(1,172,997)	-
Purchase of 11,224.50 Class A units	-	(187,198)
NET CASH USED IN FINANCING ACTIVITIES	(5,910,185)	(3,691,592)
INCREASE IN CASH	458,451	258,528
CASH - BEGINNING OF YEAR	684,451	425,923
CASH - END OF YEAR	$ 1,142,902	$ 684,451

BIG 3 HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE 1 - GENERAL

Big 3 Holdings, LLC, a Delaware limited liability company ("Holdings"), was formed on August 28, 2012 to acquire all outstanding shares of Big 3 Precision Products Inc. ("Products") and Big 3 Precision Mold Services, Inc. ("Mold"). Holdings and subsidiaries are collectively referred to as the "Company."

Big 3 Precision Products, Inc. fabricates material handling containers and racks primarily used in the automotive industry, performs custom machining and designs and creates prototypes of custom material handling containers. Big 3 Precision Mold Services, Inc. manufactures molds and tooling used in injection blow molding machinery.

Industrial Design Innovations ("IDI") is a wholly owned subsidiary of Big 3 Precision Products, Inc. IDI specializes in the design and prototyping of custom material handling containers and will provide design services for Big 3 Precision Products, Inc.

Sur-Form, LLC ("Sur-Form") is a wholly owned subsidiary of Big 3 Precision Products, Inc. Sur- Form produces dunnage for automotive racks and related thermoformed products. In addition, Sur- Form designs and resells injected-molded dunnage.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying consolidated financial statements are presented on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America ("GAAP").

The consolidated financial statements include the accounts of Big 3 Holdings, LLC and its wholly owned subsidiaries. Material intercompany accounts and transactions have been eliminated in consolidation.

Revenue recognition

Revenues are recognized upon transfer of title to the customer and is reported net of allowances for discounts and returns.

Accounts receivable

Accounts receivable are reported at gross sales price less any applicable customer payments, adjustments and an allowance for doubtful accounts, if any. The Company extends credit based on evaluation of customers' financial condition and generally does not require collateral. Accounts receivable are generally due under normal trade terms within 30 to 90 days of invoice date. Accounts receivable are assessed as past due based on the number of days unpaid since the invoice date. The Company does not charge interest on accounts receivable.

BIG 3 HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

The Company estimates an allowance for doubtful accounts on accounts receivable, which may not be fully collectible, based on the length of time an account is past due and an assessment of the customer's ability to pay. Accounts determined to be uncollectible are charged off against the allowance in the period of determination. Subsequent recoveries of previously charged off accounts are credited to the allowance in the period received.

Inventories

Inventories consist of raw materials, work in process and finished goods and are reported at the lower of cost or net realizable value, with cost determined by the first-in, first-out ("FIFO") method.

A reserve, if any, is provided to reduce any excess, obsolete or slow moving inventory to net realizable value. Market write-downs are classified as cost of goods sold.

Property and equipment

Property and equipment are reported at cost, net of accumulated depreciation, and include improvements that significantly add to productive capacity or extend useful lives. Costs of maintenance and repairs are charged to expense. When depreciable assets are disposed, the cost and related accumulated depreciation are removed from the accounts, and any gain (except trade-ins) or loss is included in operations for the period. Gains on trade-ins are applied to reduce the cost of the new acquisition. Depreciation is recorded using the straight-line method over the assets' estimated useful lives, except for leasehold improvements, which are depreciated over the shorter of their estimated useful lives or the respective lease term.

Goodwill and other intangible assets

Goodwill represents the excess of purchase consideration over fair value of net assets acquired in business combinations and is not amortized. Impairment tests are performed at least annually. Any impairment in value is recognized in the consolidated statement of income during the period in which it is determined to have occurred.

Intangible assets with identifiable estimated useful lives consist of customer relationships, a trade name and a non-compete agreement and are amortized on a straight-line basis over the estimated benefit periods.

Amortization expense related to customer relationships, trade name and the non-compete agreement totaled $800,546 and $863,046 for the years ended December 31, 2018 and 2017, respectively.

Long-lived assets

Management reviews the carrying value of its investment in long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If a long-lived asset is determined to be impaired, the amount recognized for impairment in the consolidated statements of income is equal to the difference between the asset's carrying and fair values.

BIG 3 HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

Financing fees

Financing fees are amortized over the life of the related debt. Amortization expense related to deferred financing costs totaled $105,629 for both the years ended December 31, 2018 and 2017, and is included in interest expense on the consolidated statements of income. Amortization expense related to financing fees is expected to be $95,396 in 2019, $64,693 in 2020 and $105,992 in 2021.

Warranties

Warranties applicable to equipment sold by the Company are generally limited to programs provided by the original equipment manufacturer. Billings to original equipment manufacturers for reimbursement of warranty repair work are included in accounts receivable.

On a limited basis, the Company also sells extended warranty contracts to certain customers. Estimated costs applicable to the fulfillment of these future commitments are accrued and recognized in the period the extended warranty is sold based on past experience.

Manufacturing costs and expenses

Manufacturing costs consist of raw materials, direct labor and direct and indirect overhead. Direct overhead consists primarily of the costs of utilities, waste removal, freight and additives. Indirect overhead consists primarily of depreciation of plant and equipment.

Shipping and handling

The Company generally does not charge customers for shipping and handling. The related costs associated with shipping and handling are included in cost of goods sold.

Advertising

Advertising costs are expensed as incurred. Advertising expense amounted to $83,236 and $37,324 for the years ended December 31, 2018 and 2017, respectively.

Income taxes

Holdings is treated as a partnership for federal income tax purposes. Consequently, taxable income or loss is passed through to the members individually and Holdings is not liable for federal income tax. IDI and Sur-Form are single-member LLCs and thus have no federal income tax filing requirement. Holdings, IDI and Sur-Form are liable for state excise taxes. Products and Mold are classified as C corporations under the Internal Revenue Code and thus are liable for both federal income and state excise taxes.

Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities. Such differences are expected to result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

BIG 3 HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED STATEMENTS
DECEMBER 31, 2018 AND 2017

Management performs an evaluation of all income tax positions taken or expected to be taken in the course of preparing the Company's income tax returns to determine whether the income tax positions meet a "more likely than not" standard of being sustained under examination by the applicable taxing authorities. Management has performed its evaluation of all income tax positions taken on all open income tax returns and has determined that there were no positions taken that do not meet the "more likely than not" standard. Accordingly, there are no provisions for income taxes, penalties or interest receivable or payable relating to uncertain income tax positions in the accompanying consolidated financial statements.

Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent authoritative accounting guidance

In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2014-09, Revenue from Contracts with Customers (Topic 606). This guidance outlines a single comprehensive model for companies to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The core principle of the revenue model is that revenue is recognized when a customer obtains control of a good or service. A customer obtains control when it has the ability to direct the use of and obtain the benefits from the good or service. Transfer of control is not the same as transfer of risks and rewards, as it is considered in current guidance. The Company will also need to apply new guidance to determine whether revenue should be recognized over time or at a point in time. In August 2015, the FASB issued ASU 2015-14 which defers the effective date of ASU 2014-09 one year, making it effective for annual reporting periods beginning after December 15, 2018. The Company has not yet selected a transition method and is currently evaluating the impact that the updated standard will have on the consolidated financial statements.

Events occurring after reporting date

The Company has evaluated events and transactions that occurred between December 31, 2018 and April 29, 2019, the date the consolidated financial statements were available to be issued, for possible recognition or disclosure in the consolidated financial statements.

BIG 3 HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE 3 - CONCENTRATIONS OF CREDIT RISK

The Company maintains cash balances at financial institutions whose accounts are insured by the Federal Deposit Insurance Corporation ("FDIC") up to statutory limits. The Company's cash balances may, at times, exceed statutory limits. The Company has not experienced any losses in such accounts, and management considers this to be a normal business risk.

Approximately 51% and 43% of the Company's sales were to two customers during the years ended December 31, 2018 and 2017. Accounts receivable from two and three customers amounted to approximately $5,847,000 and $6,410,000 at December 31, 2018 and 2017, respectively.

The Company purchased approximately 26% of its materials from a vendor during the year ended December 31, 2018. There were no such concentrations during 2017. Management believes that other suppliers could provide similar materials on comparable terms. A change in suppliers, however, could cause a delay in manufacturing and a possible loss of sales, which would adversely affect operating results. Accounts payable to this supplier amounted to approximately $459,000 at December 31, 2018

NOTE 4 - INVENTORIES

Inventories consist of the following as of December 31, 2018 and 2017:

	2018	2017
Raw materials	$ 1,036,890	$ 1,785,690
Work in process	607,493	2,295,785
Finished goods	2,791,726	748,184
	$ 4,436,109	$ 4,829,659

NOTE 5 - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following as of December 31, 2018 and 2017:

	2018	2017
Land	$ 210,000	$ 210,000
Buildings	8,200,005	8,200,005
Leasehold improvements	198,692	131,820
Vehicles	168,764	161,607
Furniture and fixtures	211,011	167,796
Machinery and equipment	9,473,790	8,856,977
Office equipment	302,003	272,565
	18,764,265	18,000,770
Less accumulated depreciation	(5,960,176)	(4,717,740)
	$ 12,804,089	$ 13,283,030

BIG 3 HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE 6 - OTHER INTANGIBLE ASSETS

Other intangible assets consist of the following as of December 31, 2018 and 2017:

	2018	2017
Customer relationships	$ 7,277,366	$ 7,277,366
Trade name	853,097	853,097
Non-compete agreement	250,000	250,000
	8,380,463	8,380,463
Less accumulated amortization	(4,404,982)	(3,604,436)
	$ 3,975,481	$ 4,776,027

The estimated aggregate amortization expense is expected to be as follows as of December 31, 2018:
Year ending December 31:
2019	$ 813,046
2020	813,046
2021	813,046
2022	707,792
2023	392,030
Thereafter	436,521
$ 3,975,481

NOTE 7 - LINE OF CREDIT

The Company has a $12,000,000 revolving line of credit agreement with a bank, which matures March 1, 2019. Subsequent to year end, the line was amended to extend the maturity date to June 1, 2019. The line bears interest at a variable rate equal to the greater of LIBOR plus 3.25% or 3.5% (6.10% at December 31, 2018). The Company owed $4,089,815 and $5,572,815 under this line at December 31, 2018 and 2017, respectively.

The Company's ability to borrow under the line of credit agreement is based upon a specified borrowing base consisting of accounts receivable, inventory and outstanding letters of credit.

BIG 3 HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE 8 -	NOTES PAYABLE
	Notes payable consists of the following as of December 31, 2018 and 2017:
		2018	2017
	Term note to Pinnacle Bank, payable in monthly installments of $117,480, plus interest at a variable rate (6.10% at December 31, 2018) through June 1, 2021.	$ 3,341,885	$ 5,051,648
	Term note to Pinnacle Bank, payable in monthly installments of $96,454, including interest at a fixed rate (4.40% at December 31, 2018) through June 1, 2021.	7,467,234	8,206,935
		10,809,119	13,258,583
	Less unamortized financing fees	(266,081)	(371,710)
	Long-term debt, less unamortized financing fees	10,543,038	12,886,873
	Less current installments	(3,254,566)	(2,445,000)
	Total long-term debt, less current portion	$ 7,288,472	$ 10,441,873

The Company has a senior credit facility agreement with Pinnacle Bank, secured by substantially all the assets of the Company, that includes the line of credit and two term notes. In addition to the principal payments outlined above, the credit facility agreement also requires annual payments equal to 50% of excess cash flow. These payments are first applied to the term loans and then to the revolving line of credit. The excess cash flow for the year ended December 31, 2017 that was due in 2018 was approximately $1,000,000. Pinnacle Bank agreed, however, to reduce the excess cash flow payment due to $300,000 for the year ended December 31, 2017. The excess cash flow for the year ended December 31, 2018 due in 2019 is approximately $2,000,000. Pinnacle Bank agreed, however, to reduce the excess cash flow payment due to $1,000,000 for the year ended December 31, 2018.

The credit facility agreement requires the maintenance of certain financial and non-financial covenants.

Annual principal installments under the term notes as of December 31, 2018 follow:

Year ending December 31:
2019	$ 3,254,566
2020	1,814,859
2021	5,739,694
$ 10,809,119

BIG 3 HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE 9 - CAPITAL LEASE

The Company leases a piece of machinery under an agreement classified as a capital lease. The lease requires monthly payments of $10,691 through September 21, 2022.

Future minimum payments on the capital lease as of December 31, 2018 follow: Year ending December 31:
2019	$ 128,292
2020	128,292
2021	128,292
2022	96,219
Total minimum lease payments payable	481,095
Less amount representing interest	(41,225)
Present value of net minimum lease payments	439,870
Less current installments	(109,771)
$ 330,099

The following is a summary of machinery held under capital leases as of December 31, 2018 and 2017:
	2018	2017
Machinery	$ 570,000	$ 570,000
Accumulated depreciation	(77,000)	(19,000)
	$ 493,000	$ 551,000

Depreciation of these assets is included in depreciation expense.

NOTE 10 - SUBORDINATED LOANS PAYABLE

As of December 31, 2016, the Companies had 5 subordinated notes totaling $6,200,000 outstanding to former owners of the Companies. Four of the notes accrued interest at 10% and one at 7%. During 2017, a 10% note totaling $360,000 was paid in full. During 2018, the 7% note totaling $200,000 was paid in full. As of December 31, 2018, one note totaling $375,000 was due September 28, 2019 and the other two notes totaling $5,265,000 are set to mature January 31, 2021.

NOTE 11 - LEASES

The Company leases certain property and equipment under operating leases expiring at various dates through October 2024. Most of the leases contain renewal options for various periods. Rent expense totaled $649,562 and $722,333 for the years ended December 31, 2018 and 2017, respectively.

BIG 3 HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

Future minimum lease payments required under noncancelable operating leases as of December 31, 2018 follow:

Year ending December 31:
2019	$ 668,493
2020	297,200
2021	51,898
2022	24,579
$ 1,042,170

NOTE 12 - RELATED PARTY TRANSACTIONS

The Company has a management agreement with Andrew W. Byrd & Co., LLC. Under this agreement the Company pays a minimum management fee of $475,000 per year in exchange for consulting, investment and legal services. Management fees of $480,087 and $479,654 were paid during the years ended December 31, 2018 and December 31, 2017, respectively.

NOTE 13 - INCOME TAXES

The provision for income taxes consists of the following for the years ended December 31, 2018 and 2017:

2018
EXPENSE	Current	Deferred	Total
Federal	$ 72,224	$ 44,748	$ 116,972
State	480,814	12,197	493,011
Total	$ 553,038	$ 56,945	$ 609,983

2017 (restated)
EXPENSE (BENEFIT)	Current	Deferred	Total
Federal	$ 1,363,565	$ (1,026,824)	$ 336,741
State	295,941	53,890	349,831
Total	$ 1,659,506	$ (972,934)	$ 686,572

BIG 3 HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

Significant components of the Company's deferred tax liabilities are as follows as of December 31, 2018 and 2017:

	2018	2017
DEFERRED TAX ASSETS (LIABILITIES)		(restated)
Goodwill and intangible assets	$ (159,042)	$ (62,368)
Reserve accounts	71,199	84,278
Property and equipment	(2,484,560)	(2,506,474)
Prepaid expenses	(10,217)	(38,727)
Inventory	57,605	55,221
	$ (2,525,015)	$ (2,468,070)

During 2018, the Company filed amended federal tax returns for tax years 2013, 2014, 2015 and 2016 to take advantage of research and development tax credits available during those years. The amended filings resulted in a reduction of prior years' federal income taxes of approximately $979,000 that the Company has recognized in 2018.

NOTE 14 - 401(K) RETIREMENT PLAN

The Company sponsors a Section 401(k) retirement plan. The plan allows employees to make voluntary contributions, subject to certain limitations under the Internal Revenue Code. Discretionary employer contributions are determined annually by the Board of Directors.

The Company expensed $133,171 and $125,529 related to the plan during the years ended December 31, 2018 and 2017, respectively.

NOTE 15 - COMMON AND PREFERRED UNITS

Class A units

Class A units consist of a unit of limited liability company interest, which entitle the holder thereof to share in the profits, losses and distributions of the Company. This class of unit receives an amount per annum equal to 8% of the stated value per Class A unit, as adjusted for any dividends, combinations, splits, reclassifications and the like, with respect to the Class A units. This preferred return accrues from day to day, whether or not declared, and is cumulative and compounds annually. Class A units do not have voting rights. Each unit has a par value of $10 per unit. There were 557,176 Class A Units issued and outstanding as of December 31, 2018 and 2017.

The undeclared amounts of interest at December 31, 2018 and 2017 have not been accrued in the accompanying consolidated financial statements. At December 31, 2016, the Company had accumulated undeclared series A preferred interest of $76,484. During 2017, $228,281 of Series A preferred interest accumulated. On March 23, 2018, the Company paid out $264,721 of accumulated Series A preferred interest. This amount was included in distributions paid during 2018 on the consolidated statements of changes in members' equity and cash flows. The remaining $908,275 of distributions paid was a return of capital to Class A unit holders. The amount of accumulated undeclared series A preferred interest at December 31, 2018 was $58,122.

BIG 3 HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

On April 1, 2013, the Company issued 11,224.50 Class A Units to an employee. This was funded by an initial payment of $28,061 and a note receivable in the amount of $84,184, for a total issuance amount of $112,245. The note accrued interest at 3% per annum and matured on September 28, 2017. The note receivable balance was paid in full during 2016. During 2017, Class A units were purchased back from the employee for $187,198.

Common units

Common units consist of a unit of limited liability company interest, which entitle the holder to share in the profits, losses and distributions of the Company. Common units have voting rights but no stated par value. There were 557,176 Common Units issued and outstanding as of December 31, 2018 and 2017.

Class P units

Class P units consist of a unit of limited liability company interest, which entitle the holder thereof to share in the profits, losses and distributions of the Company. Class P units do not have voting rights and do not have a stated par value. There were 11,600 Class P Units issued and authorized as of December 31, 2018 and 2017.

Liquidation preferences

In the event of liquidation, distributions of available cash flow will first be distributed to the Class A unit holders, in proportion to their units, through a preferred distribution in proportion to, and to the extent of, their undistributed preferred return. After the preferred distribution, any remaining available cash flow would then be distributed to the Class A unit holders in proportion to their units, in the amount of the original issue price of a Class A unit. Finally, any remaining available cash flow would be distributed to the holders of common units and Class P units, in proportion to their respective units held.

NOTE 16 - RESTATEMENT OF PRIOR YEARS

The Company recorded a prior period restatement to adjust current and deferred taxes relating to an error in tax amortization on previously filed tax returns. The effect of this restatement resulted in a reduction of members' equity as of December 31, 2016 by $3,212,618 and an increase in net income for the year ended December 31, 2017 by $705,013. In addition, federal and state income taxes payable and the liability for deferred income taxes as of December 31, 2017 increased by $925,132 and $1,582,473, respectively, from what had been previously reported.

NOTE 17 - SUBSEQUENT EVENTS

In November 2018, the Company signed a letter of intent to purchase a tool shop in the United Kingdom with a purchase price of $638,010.

BIG 3 HOLDINGS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE 18 - SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

	2018	2017
CASH PAID FOR Interest	$ 1,959,118	$ 1,264,429
Taxes	$ 1,536,930	$ 537,453
NON-CASH TRANSACTIONS Equipment acquired through capital lease	$ -	$ 570,000

SUPPLEMENTARY INFORMATION

BIG 3 HOLDINGS, LLC AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2018

		BIG 3 PRECISION
		PRODUCTS, INC	BIG 3 PRECISION		CONSOLIDATING	CONSOLIDATED
	BIG 3 HOLDINGS, LLC	AND SUBSIDIARIES	MOLD SERVICES, INC.	TOTAL	ENTRIES	TOTAL
ASSETS

CURRENT ASSETS
Cash	$ -	$ 583,224	$ 559,678	$ 1,142,902	$ -	$ 1,142,902
Accounts receivable, net	-	9,032,883	2,684,184	11,717,067	-	11,717,067
Inventories	-	3,532,188	903,921	4,436,109	-	4,436,109
Prepaid expenses	-	308,812	-	308,812	-	308,812
Federal and state income taxes receivable	-	-	248,767	248,767	(248,767)	-

TOTAL CURRENT ASSETS	-	13,457,107	4,396,550	17,853,657	(248,767)	17,604,890

Property, plant and equipment, net	-	7,147,221	5,656,868	12,804,089	-	12,804,089
Goodwill	-	7,314,776	2,827,429	10,142,205	-	10,142,205
Other intangible assets, net	-	3,268,623	706,858	3,975,481	-	3,975,481
Investment in Big 3 Precision Products, Inc.	8,005,302	-	-	8,005,302	(8,005,302)	-
Investment in Big 3 Mold Services, Inc.	7,195,222	-	-	7,195,222	(7,195,222)	-
Deposit on lease	-	43,500	-	43,500	-	43,500
Due from related party	-	-	2,682,402	2,682,402	(2,682,402)	-

TOTAL ASSETS	$ 15,200,524	$ 31,231,227	$ 16,270,107	$ 62,701,858	$ (18,131,693)	$ 44,570,165

LIABILITIES AND EQUIQUITIES

CURRENT LIABILITIES
Line of credit	$ -	$ 4,089,815	$ -	$ 4,089,815	$ -	$ 4,089,815
Current portion of senior term loans	-	1,874,556	1,380,010	3,254,566	-	3,254,566
Current portion of subordinated loans payable	-	-	375,000	375,000	-	375,000
Current portion of capital lease	-	109,771	-	109,771	-	109,771
Accounts payable	-	3,403,647	636,310	4,039,957	-	4,039,957
Deferred revenue	-	-	1,358,565	1,358,565	-	1,358,565
Warranty reserve	-	-	184,963	184,963	-	184,963
Accrued expenses	-	754,223	141,839	896,062	-	896,062
Federal and state income taxes payable	-	272,488	-	272,488	(248,767)	23,721

TOTAL CURRENT LIABILITIES	-	10,504,500	4,076,687	14,581,187	(248,767)	14,332,420

Senior term loans, net	-	4,619,900	2,668,572	7,288,472	-	7,288,472
Subordinated loans payable, net	-	3,975,000	1,290,000	5,265,000	-	5,265,000
Capital lease, net	-	330,099	-	330,099	-	330,099
Due to related party	371,365	2,311,037	-	2,682,402	(2,682,402)	-
Deferred income taxes	-	1,485,389	1,039,626	2,525,015	-	2,525,015

TOTAL LIABILITIES	371,365	23,225,925	9,074,885	32,672,175	(2,931,169)	29,741,006

EQUITY
Members' equity	14,829,159	-	-	14,829,159	-	14,829,159
Common stock	-	3,593,333	1,906,667	5,500,000	(5,500,000)	-
Retained earnings	-	4,411,969	5,288,555	9,700,524	(9,700,524)	-

TOTAL EQUITY	14,829,159	8,005,302	7,195,222	30,029,683	(15,200,524)	14,829,159

TOTAL LIABILITIES AND EQUITY	$ 15,200,524	$ 31,231,227	$ 16,270,107	$ 62,701,858	$ (18,131,693)	$ 44,570,165

BIG 3 HOLDINGS, LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2018

		BIG 3 PRECISION
		PRODUCTS, INC	BIG 3 PRECISION		CONSOLIDATING	CONSOLIDATED
	BIG 3 HOLDINGS, LLC	AND SUBSIDIARIES	MOLD SERVICES, INC	TOTAL	ENTRIES	TOTAL
SALES	$ -	$ 54,530,742	$ 14,821,000	$ 69,351,742	$ -	$ 69,351,742

COST OF GOODS SOLD	-	44,333,855	10,077,092	54,410,947	-	54,410,947

GROSS PROFIT		10,196,887	4,743,908	14,940,795	-	14,940,795

SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES
Salaries and wages	-	1,452,533	1,428,987	2,881,520	-	2,881,520
Commissions and bonuses	-	101,468	27,334	128,802	-	128,802
Employee benefits	-	363,574	271,311	634,885	-	634,885
Travel expenses	-	46,318	105,015	151,333	-	151,333
Legal and accounting fees	-	59,267	33,089	92,356	-	92,356
Consulting fees	-	130,530	-	130,530	-	130,530
Taxes and licenses	-	81,591	40,491	122,082	-	122,082
Repairs and maintenance	-	1,048	2,128	3,176	-	3,176
Utilities	-	21,333	19,220	40,553	-	40,553
Office expenses	-	64,698	76,438	141,136	-	141,136
Selling and marketing	-	13,453	69,783	83,236	-	83,236
Rental	-	-	72,540	72,540	-	72,540
Management fees	-	515,436	150,794	666,230	-	666,230
Amortization	-	612,050	188,496	800,546	-	800,546
Other general and administrative expenses	-	102,494	21,360	123,854	-	123,854

TOTAL SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES	-	3,565,793	2,506,986	6,072,779	-	6,072,779

INCOME FROM OPERATIONS	-	6,631,094	2,236,922	8,868,016	--	8,868,016

OTHER INCOME (EXPENSE)
Interest expense	-	(1,095,001)	(583,346)	(1,678,347)	-	(1,678,347)
Interest income	-	233	-	233	-	233
Acquisition costs	(373,636)	-	-	(373,636)	-	(373,636)
Tax consulting fees	-	-	(178,852)	(178,852)	-	(178,852)
Insurance proceeds on machine fire	-	369,000	-	369,000	-	369,000
Dividend income	1,172,997	-	-	1,172,997	(1,172,997)	-
Gain in equity - Big 3 Precision Products, Inc.	4,939,106	-	-	4,939,106	(4,939,106)	-
Gain in equity - Big 3 Precision Mold Services, Inc.	1,830,961	-	-	1,830,961	(1,830,961)	-

TOTAL OTHER INCOME (EXPENSE)	7,569,428	(725,768)	(762,198)	6,081,462	(7,943,064)	(1,861,602)

INCOME BEFORE INCOME TAXES	7,569,428	5,905,326	1,474,724	14,949,478	(7,943,064)	7,006,414

INCOME TAX EXPENSE (BENEFIT)	-	966,220	(356,237)	609,983	-	609,983

NET INCOME	$ 7,569,428	$ 4,939,106	$ 1,830,961	$ 14,339,495	$ (7,943,064)	$ 6,396,431

BIG 3 HOLDINGS, LLC AND SUBSIDIARIES

CONSOLIDATED SCHEDULE OF EBITDA

FOR THE YEAR ENDED DECEMBER 31, 2018

Net income	$ 6,396,431

Adjustments to net income:
Interest expense	1,678,347
Income taxes	609,983
Depreciation expense	1,251,789
Amortization expense	800,546

Net adjustments to net income	4,340,665

EBITDA	10,737,096

Management restructuring fees	186,143
Management fees	480,087
Acquisition costs	373,636
Tax consulting fees	178,852
Insurance proceeds on machine fire	(369,000)

EBITDA excluding one-time expenses and management fees	$ 11,586,814